Exhibit 99.2

On October 28, 2011, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis UBS Securities Benjamin Swinburne Morgan Stanley David Bank RBC Capital Markets William Bird Lazard Capital Markets	Peter Stabler Wells Fargo Securities Tim Nollen Macquarie James Dix Wedbush Securities Craig A. Huber Access 342

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group third quarter 2011 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Thank you.  Good morning, and thanks, everyone, for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9.30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us this morning.  We are pleased to report strong organic revenue growth, operating profit and net income for both the third quarter and first nine months of 2011.

As you have seen in our release this morning, Q3 organic revenue growth was very strong, at 8.7%.  Operating profit was $173 million, an increase of 73% from a year ago.  Our operating margin was 10.0%, compared to 6.5% a year ago, and diluted earnings per share were $0.40 — $0.16 excluding our gain on the Facebook transaction.  The $0.16 of earnings per diluted share compares very favorably to the $0.08 for the same period last year.

For the nine months, organic growth was 7.5%, on top of strong growth during the same period a year ago.  Operating profit thus far in 2011 increased 38%.

In the third quarter, growth was led by our businesses in the U.S., LatAm, AsiaPac and the U.K.  We had growth in most client sectors.  Digital was a major contributor to our growth.  Our specialist agencies and, just as notably, the digital capabilities within our integrated agencies, marketing services firms and those at our media businesses all contributed to our strong performance.  This performance further validates our digital strategy, which is to ensure that all of our agencies embed digital expertise at the core of their offerings, primarily through investments in talent and tools, as well as targeted acquisitions when necessary.

We were pleased to see high-single to low-double-digit organic growth at all our integrated global networks, as well as double-digit growth in marketing services.  We continue to manage our growth carefully and strategically.  High-quality operating talent combined with effective business controls means that top-line growth is accompanied by expense discipline, and therefore converted to operating profit.

In the third quarter, we achieved 350 basis points of margin expansion; for the nine months, that number was 130 basis points.  This improvement was achieved by leveraging both of our principal expense lines.  At quarter end, our trailing-twelve-months operating margin was 9.1%, which is the highest for any twelve-month period at IPG in many years.

During our prior conference call, we expressed confidence that the pacing of revenue and expenses in 2011 would result in strong margin expansion.  I’m sure you will agree that our third quarter results are indicative of that fact.

We believe that disciplined investment in our people and our offerings will continue to drive competitive organic revenue growth and improved profitability.  This is a long-standing commitment, one that is backed by the track record of this management team and our operating unit leadership in recent years.

Our performance in the nine months has us positioned to deliver on this year’s financial targets.  We believe that we also remain on track for fully competitive profitability and significant value creation, as outlined at the Investor Day presentation we shared with you back in March.

In Q3 we also returned capital to our shareholders at a rate above that contemplated when we initiated our repurchase program in late February.  During the quarter, we repurchased 15 million shares, using $130 million, alongside $27 million in common share dividends.  Through nine months, we have utilized $269 million toward repurchase, buying in 27 million shares.  And as you know, in conjunction with the Facebook transaction in August, our Board raised the total authorization under the repurchase plan to $450 million.

Coming into this year, and on our previous conference call, we shared financial performance targets with you of 4%-5% organic revenue growth for the year, and operating margin of 9.5% or better.  Taking into account our strong performance for the nine months, and balancing an appropriate degree of caution due to the current uncertainty in the global economic environment, we feel we can exceed these targets this year, particularly with respect to our revenue growth.

As we move forward into the fourth quarter, the tone of the business remains solid.  We have seen little in the way of pullbacks among clients, despite the economic climate.  The outlook of our project-based businesses is holding firm.  And the performance of the most economically sensitive client sectors — auto, financial services, and retail — remained solid in the third quarter.

We all know that the macro economic picture is uncertain, particularly in some markets in Europe.  In addition, we will be cycling against extremely challenging comps, since in the fourth quarter of 2010 we grew 11.2% organically.  Notwithstanding these hurdles, we remain comfortable with our stated performance targets.

We are very pleased with the strong quarter and year-to-date, which gives us a real confidence that we can drive strong value creation for the balance of 2011 and beyond.

At this point, let me turn things over to Frank.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview which tracks some of the points that Michael just made:

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8.7% organic growth in Q3, led by double-digit growth in the U.S. and high-growth emerging markets internationally.  It comes on top of 9.4% growth a year ago, and brings us to 7.5% growth for the nine months.

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Operating income in the third quarter was $173 million, 73% higher than a year ago.  To be clear, the gain on our Facebook shares is reflected in “Other Income,” not operating income.  Q3 operating margin was 10.0%, compared to 6.5% in Q3 2010.  For the nine months, operating margin is 130 basis points ahead of last year, and on a trailing-twelve-months basis, operating margin is 9.1%.

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Diluted EPS was $0.40 per share, which includes the benefit of the Facebook gain.  You’ll recall that in mid-August, we announced that we had sold approximately half of our position in Facebook, for net proceeds of $133 million, which resulted in a pre-tax gain of $132 million.  Excluding the gain on Facebook, our diluted EPS would have been $0.16 in the third quarter on 521 million diluted shares.

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We ended the quarter in a strong liquidity position, with $1.80 billion of cash and marketable securities on the balance sheet, compared with $1.94 billion a year ago.  The comparison includes having used approximately $269 million to repurchase our shares, $84 million on our common stock dividends in 2011, and $230 million during the twelve months to pay down debt.

Turning to slide 3, you see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides that follow.

•	Here it is worth highlighting that Other Income of $137 million is almost entirely the gain from our Facebook sale.

•	Our effective Q3 tax rate was 24.5%, which includes the very low rate on the Facebook transaction. Excluding that transaction, our effective tax rate would have been 42.3%.

•	Our basic share count for the quarter was 465 million, which includes the average of our repurchase activity for the period. The corresponding number as of September 30 was 455 million.

•	With respect to diluted shares, we had [538] million shares in Q3 this year, which includes the assumed conversion of our convertible preferred shares.

Turning to operations on slide 4, beginning with revenue:

•	Revenue in the quarter was $1.73 billion, an increase of 11.1%. Compared to Q3 2010, exchange rates added 3.1%, and the change due to net acquisitions and dispositions was negative 70 basis points.

•	Our organic revenue increase was 8.7%.

•	The U.S. was up 10.1% organically, while LatAm and AsiaPac posted double-digit gains as well. International markets overall increased 6.7% on an organic basis.

•	We had growth in most client sectors in the quarter, led by retail, financial services, health & personal care and food & beverage.

•	In the first nine months of the year, organic growth was 7.5%, fairly evenly balanced between the U.S. and international markets.

On the bottom half of this slide, you can see that both of our reported operating segments have contributed to our quarter and nine-month performance.

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At our Integrated Agency Networks, organic growth in the quarter was 8.3%.  We had strong contributions from all of our global networks, including Mediabrands, Lowe + Partners, Draftfcb, and McCann Worldgroup.

•	At our CMG segment, revenue increased 10.9% on an organic basis in Q3, led by double-digit increases in the U.S. and AsiaPac, with strong results in our PR and events businesses.

•	Year-to-date, IAN is up 7.1% organically and CMG has grown 9.3%.

Moving on to slide 5, revenue by region:

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In the U.S., 10.1% organic growth was driven by all of our global networks, our marketing services specialists, and a number of our U.S. integrated independents as well.  We had strong results by Lowe + Partners, Mediabrands, Draftfcb and McCann Worldgroup.  Leading client sectors in the U.S. were retail, financial services and food & beverage.

•	Turning to organic changes at our international markets:

o	In the U.K., revenue increased 4.3%, with contributions from a number of our agencies.

o
Continental Europe decreased 1.8%.  We continued to see mixed results by country.  Among our largest markets, revenue decreased in France, which was partially offset by increases in Italy, Germany and Spain.  Europe of course has been the center of macroeconomic concerns.  The sense of our operators is that we saw some softening of activity in the quarter in certain markets on the Continent.  For the nine months we increased 1.5%, which was in line with our expectations.

o	AsiaPac grew 15.3%, led by double-digit increases in each of our largest markets, China, Japan, India and Australia.

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In LatAm, growth was 21.7%, driven by very strong increases in Brazil, underpinned by contributions from all of our global networks.  For the nine months, we grew 11.5%.  So while the pace of revenue by quarter was different from last year, we’ve had very strong growth year-to-date.

o	Our “Other Markets” group decreased 2.6% but grew 5.0% for the nine months.

On slide 6, we chart the longer view of our organic revenue change on a trailing-twelve-month basis, which is 8.6% as of the end of Q3.  This view effectively demonstrates what we have often said about not focusing excessively on any single quarter, but keeping an eye on the broader picture of where we’ve come from and, more recently, that we have sustained a strong growth trend since coming out of the recession.

On slide 7, operating expenses, we continue to be pleased with the operating discipline of our agencies, which continue to move us forward on our annual and longer term margin objectives.

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Total operating expenses increased 4.5% organically compared to last year, under 8.7% organic revenue growth.  For the nine months, operating expenses increased 6.0% compared with 7.5% organic revenue growth.

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Sequentially, moving from Q2 to Q3 this year, operating expenses decreased $13 million.  Between Q2 and Q3, we saw greater efficiency in base payroll, benefits and tax, lower O&G expenses and lower severance expense, which was partially offset by a higher accrual for incentive awards due to the company’s strong performance through September.  While we continued to invest in growing areas of our portfolio, net headcount growth was less than one-half of one percent in the quarter.

•	Total salaries and related expenses in the quarter were 63.0% of revenue compared to 64.8% in Q3 2010.

o	Underneath that, base pay, benefits and tax was 51.5% of revenue, compared with 53.4% a year ago, an improvement of 190 basis points.

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Headcount at quarter end was 42,300, an increase of only 2.6% from a year ago.  The increases are in growth areas such as media, in digital services throughout our agencies, as Michael mentioned, and in China, India and Brazil.

o	Severance expense was 1.1% of Q3 revenue, compared with 1.0% of revenue a year ago.

o	Incentive expense in the quarter was 4.1% of revenue, compared with 4.3% a year ago. For the full year, we continue to expect incentive expense in our historical range of 3.5% to 4.0% of revenue.

o	Temporary labor expense was 3.7% of revenue, compared with 3.8% a year ago, while All Other Salaries & Related expenses were 2.6% of revenues, compared with 2.3% last year.

•	Turning to Office & General expenses, on the lower half of this slide:

o	O&G expense was 27.0% of revenue, compared with 28.6% a year ago, a 160-basis-point improvement. O&G was $466 million, an increase of 2.5% on an organic basis.

o	Occupancy expenses as a percent of revenue decreased 60 basis points, the result of continued focus on efficiencies in our real estate portfolio.

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In addition, we continued to leverage a range of expenses, as professional fees decreased 20 basis points as a percent of revenue, T&E, office supplies and telecom decreased 20 basis points, and Other O&G expenses decreased 60 basis points.

o	Through nine months, O&G expense was 27.8% of revenue, compared to 29.0% in the prior year.

On slide 8, we show our operating-margin history on a trailing-twelve-month basis, which was 9.1% as of the end of Q3.  This chart clearly shows that we have been very consistent in our improvement, with the understandable exception of the recession in 2009.  It also shows why we are confident that the investments we have made in tools, technology and process improvements to drive greater efficiency will allow us to sustain our margin expansion with growth.

On slide 9 we turn to cash flow for the quarter:

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Cash from operations was $158 million, compared with $40 million in Q3 2010.  Cash used by working capital was $34 million, compared with a use of $60 million a year ago.  These working capital results are seasonally typical for the third quarter.

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Investing activities generated $94 million, which includes the proceeds from the sale of approximately half of our investment in Facebook.  That’s partially offset of course by our acquisitions and cap-ex.  During the quarter, we acquired three digital agencies, a PR firm in Brazil and a highly creative group in Australia.

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Financing activities used $203 million, primarily the repurchase of 15 million shares of our common stock for $130 million, and our quarterly common stock dividend of $27 million.  Since the inception of our repurchase program at the end of February, we have repurchased 27 million shares of our common stock for $269 million.  Acquisition-related payments of $22 million primarily relates to the increase in our investment in consolidated subsidiaries.  We also paid $36 million at the maturity of the remaining portion of our 7.25% Senior Notes.

•	The net decrease in cash and marketable securities in the quarter was $25 million.

Turning to the current portion of our balance sheet on slide 10: we ended the quarter with $1.80 billion in cash and short-term marketable securities, compared with $1.94 billion a year ago, a decrease of approximately $140 million.  Including the activity in Q3 that I just reviewed, over the past twelve months we have used a total of approximately $230 million to pay down debt.

On slide 11, you see our debt maturity schedule as of September 30th.

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As reflected here, total debt including our convertible notes was $1.7 billion on September 30.  The $151 million shown as due this year is chiefly short-term debt used locally for working capital purposes that typically remains outstanding.

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Looking ahead, $400 million in March 2012 and $200 million in March 2013 are the first optional cash put and call dates of our convertible notes.  Both tranches have a $12.30 parity price with our underlying common stock.

In summary, on slide 12, we believe our results speak to the fact that Interpublic is fully competitive.  We are winning in high-growth markets and in the most contemporary digital marketing disciplines, and we are executing to a high standard across our business.  We continue to realize the benefits of a globally diversified business and client base, and we are seeing tangible yield on the investments we have made in tools and talent in recent years.

Now, let me turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

In reviewing the quarter and the year to-date, a few additional major headlines stand out.

First, our competitiveness is evident in organic growth that is at the top of our peer group, despite facing the toughest comps in our sector.  During the first nine months of this year, all geographic regions posted organic revenue growth, as did all of our major global networks.

Another long-term positive for us is the fact that the competitiveness of our offering results from investments that we’ve been making in talent so that all of our agencies migrate their offerings to incorporate fast-growth digital competencies, as well as the recent acquisitions in digital and geographic growth markets.

At Mediabrands, both of our global networks, Initiative and UM, are among the best in terms of contemporary and high-quality media thinking.  The addition of assets such as Orion Trading, ID Media or our Cadreon audience platform, which we’ve built based on proprietary, data-analytics technology, allows us to deliver customized solutions for a broad range of marketer needs.  The new Lab that is set to launch in New York next week will be a further showcase of the ways Mediabrands works closely with media owners and technology companies to stay on the leading edge and act as true business partners for their clients.

At Draftfcb, despite the recent client loss, there is equal resolve to demonstrate that the agency’s integrated model is a powerful engine for growth.  Channel-agnostic marketing advice is what our clients need most, especially when it’s informed by the behavior-based research and analytics tools available at Draftfcb.  The agency has also been able to significantly strengthen its creative leadership.  During the quarter, Draftfcb was once again a strong contributor to top and bottom-line performance for IPG overall.

At McCann, there is an appropriate speed and focus in the new management team’s transformation efforts.  Recent wins with existing multinationals show that we are moving in the right direction.  Dynamic new leadership is joining us in key markets, such as Brazil, Germany and Japan, as well as at the North American regional level.  The emphasis on collaboration within Worldgroup is also on target, as are our efforts to build an accountability practice that will allow the agency to share in the upside value of the iconic ideas it creates.

We continue to see CMG companies take share from the competition, particularly in the PR space.  Weber Shandwick is a dominant player, with terrific depth of management and practice-area leadership.  The agency was recently named one of the four best “places to work in social media” by the respected Mashable news blog.  And that’s among all companies, not just those in our sector.  GolinHarris, Octagon, Jack Morton and FutureBrand are also making great strides, as leaders in their respective disciplines and as part of a larger integrated team.

Lowe + Partners’ solid performance supports the fact that the business has a clear and focused positioning as a creator of populist creative ideas that drive business results, such as the terrific work for Unilever around the world, and the work Deutsch is doing for Volkswagen.  It has an impressive footprint and reputation in the high-growth emerging economies.  And it is developing a strong offering in the area of shopper marketing, while partnering with HUGE for digital capabilities, all of which put it on track to broaden its portfolio of multinational clients, as seen in the recent wins from Microsoft, which have been a result of combining Deutsch’s U.S. strength with the Lowe worldwide network.

As mentioned earlier, our digital specialist agencies are also among the best in the business, and we are seeing strong results from them.  R/GA continues to be the premier name in the space.  Growth at HUGE has been dramatic, and the agency is now expanding internationally.  MRM is another strong performer.  It’s worth noting that, while an integral part of the Worldgroup, MRM is also one of the world’s largest global, digital agency networks, with offices in over 30 world markets.

Our U.S. independents continue to perform well, because they combine high caliber creativity and content creation capability, deep strategic insights and digital expertise with a full range of communications disciplines, from PR to CRM.  Once again, The Martin Agency, Hill Holliday and Mullen were particular standouts.

Our results reflect the fact that we have the right offerings and people to successfully compete in the marketplace.  And while there is economic uncertainty, we have shown that we are capable of effectively controlling expenses and continuing to make margin progress in a range of revenue environments.  We have also indicated to you that we manage to the year end and cautioned against reading too much into any single quarter’s results.  With respect to 2012, it is too early in our planning cycle to comment on next year, though the macro environment is volatile, and we’ll stay vigilant on costs.

The third quarter and first nine months were very strong in terms of increased profitability because we leveraged strong organic growth due to careful expense management.  We continued to invest in growth areas of the businesses, supporting our agencies as they step up the transition to digital and expand further into high-growth emerging markets.  And we also followed through on our commitment to put cash to work through the dividend and share repurchase programs.

To summarize, we are well-positioned to meet or surpass our targets of 4-5% organic revenue growth and at least 9.5% operating margin, which is consistent with the longer-term plan for the business that we shared at Investor Day.  This level of performance, combined with targeted strategic M&A activity and return of capital to our owners, will allow us to deliver increased shareholder value.

I thank you for your support, and now open the floor for questions.

QUESTIONS AND ANSWERS

Operator:

. . . . our first request is from Alexia Quadrani of JPMorgan. . . .

Alexia S. Quadrani, J.P. Morgan:

Thank you.  Can you just dig in a bit further on the impressive revenue performance in the quarter, specifically in the U.S.?  Where did you really see most of the acceleration in revenue growth in the quarter?  And any further comments you can give us on the performance at McCann?

Michael Roth, Chairman of the Board and Chief Executive Officer:

One of these things about our agencies - if you couple the independent agencies with our global networks - obviously, as you know, 60% of our overall revenue comes from North America.  Which, in this environment, we think is positive.  We saw strong growth in the retail sector in particular, which was very helpful to us given the performance and the spend in that investment.  The financial services sector, particularly in the United States, led by clients like MasterCard and BofA and, of course, our digital offerings of R/GA and HUGE were significant in the U.S. growth.  So you couple all of those together, I think, continues to show that our footprint in the United States, coupled with our overall global footprint, is what’s driving these strong results.

Ms. Quadrani:

And understanding you have a more difficult comp in the Q4 that you mentioned, but does it feel like this relative, this acceleration you’re seeing, continues into October?  And then — Michael, you know I had to ask that — and then on the severance number, does that include SC Johnson in the quarter?

Mr. Roth:

Yes, the severance number does include SC Johnson.  1.1% is a little bit higher than the numbers — we usually tell you to use around 1%.  But I think, given the environment we’re in and some of the performance in some of our European agencies, I think a little north of 1% is a good number to use for the severance numbers going forward.  Fourth quarter, we continue to say, Alexia — and I loved your headline in your note; I thank you — is we’ve got to look at this on a full-year basis, which is why we’re saying we keep looking at 4% to 5%.  Probably we should be able to do better than that and a 9.5% or better margin.  Fourth quarter has strong headwinds and, obviously, if we continue to perform the way we are, we’re hopeful to see a good performance in the fourth quarter, but it’s just very difficult for us to go quarter-to-quarter.

But the tone is very solid, and the key there, of course, is our project business, and we haven’t seen any pullback in the project business.  And if you recall, 2008, we really didn’t see that pullback until the end of November and December.  So — and you’ve heard me say this — this doesn’t feel like 2008.  Our clients have a fair amount of cash on their balance sheets.  They have access to the capital markets, and we don’t get a sense of any big pullback in the fourth quarter.  So all of that leads to the conclusions we’ve stated in terms of our goals for the full year.

Ms. Quadrani:

Okay.  Thank you very much

Mr. Roth:

Thank you.

Operator:

. . . our next request is from John Janedis of UBS. . . .

John Janedis, UBS Securities:

Thanks, good morning.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Good morning, John.

Mr. Janedis:

Guys, if we look back over the last ten years or so, I don’t think you’ve ever had a period where the second and third quarter operating margins were equal to each other.  And I know the driver, Frank, was the base and benefit’s line, but can you dig a little bit more in terms of specificity on that line item?  And if there were no shifts of costs, should we expect 2Q and 3Q margins to be close to equal going forward?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

John, I’m not sure I can even comment on the go-forward of Q2 and Q3, but I think it is worth calling out again, as we did in the last call, the sequential build-up of costs in 2010 was dramatic given the phasing of revenue growth coming out of the recession.  So what you saw was, as growth came back in the equation in the second quarter of 2010, we couldn’t hire quick enough and we had to quote — we had to somewhat catch up in the back half of the year.  For 2011, right now, the growth is at a more sustained pace and, as we said in the second quarter call, you should expect that H2 cost increases should not be as dramatic as they were in the prior year, and I think that was evident in the third quarter.

Mr. Roth:

You know, I think it’s a legitimate question to ask that, as we’ve seen this growth, do we have to hire a significant amount of people to support that?  And consistent with what Frank just said, again, we manage to the full year, and so we don’t see a big ramp-up in our costs in the fourth quarter, which would give people concern, and I think that’s the discipline that we’ve shown — we’ve been able to continually show — in our performance.

Mr. Janedis:

Thanks for the color there.  And, just quickly, can you remind us how much project business added to your organic growth in the fourth quarter of last year?

Mr. Mergenthaler:

I don’t know, definitionally, John, what we could describe as a project.  I mean, we saw and, as Michael pointed out, we don’t see this as 2008 all over again, but things that you would have considered not-project business in 2008 dried up pretty quickly.  So there’s a fair amount of variability against all of the fourth quarter revenue and, to Michael’s point, right now operators are still feeling pretty good about how business feels going into the last three months.

Mr. Roth:

Yeah, but, I mean, don’t think of our project business as providing the majority of our revenue in the fourth quarter, okay?  We still have our regular — the rest of our businesses to perform.

Mr. Janedis:

Of course.  Thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

. . . our next request is from Ben Swinburne, Morgan Stanley. . . .

Benjamin Swinburne, Morgan Stanley:

Hey, good morning, guys.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Good morning.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning.

Mr. Swinburne:

Just a couple of questions.  One clarification, Michael and Frank.  Is all of the severance related to the SC Johnson account loss already accrued?

Mr. Mergenthaler:

There’s some amount that you’re going to see, Ben, in the fourth quarter.  But the majority of it was dealt with in the third quarter.

Mr. Swinburne:

Okay, terrific.  And then, any comment on the buyback pace?  Or maybe a better way to ask the question is, are there things in the third versus the fourth quarter that we should be keeping in mind around cash flow and, obviously, of the Facebook proceeds this quarter, that factor into how you guys think about the buyback that we should just keep in mind?

Mr. Roth:

One of the questions that always comes up is, during this past quarter we’ve seen a depressed stock price which, if this was a pure opportunistic buyback, when we were below $8 a share or even below, we would have taken all our cash and bought in our shares.  I understand that some people are of that view.  We view the share buyback program as a program.  And that is, over a period of time, to return cash to our shareholders in a very thoughtful way.  That said, you can see we’ve accelerated our share buyback program and use of it, (a), by the Facebook shares, but the other authorization that we had prior to the Facebook transaction, and that was an indication that we did believe that our shares were oversold, and there was an opportunity for us to buy in shares at what we viewed as an attractive price.  But we’re not going to use our share buyback program as a vehicle to pick the right stock price for us to buy in our shares.  So I think the tone of us accelerating at the rate we did puts us on track to complete the share buyback program before it was originally contemplated when we instituted the plan.  But again, it’s not going to cause us to accelerate in a dramatic pace if the share price declines.

Mr. Swinburne:

Got you.  I don’t think you’ll have that problem today.

Mr. Roth:

I don’t think so either.  I hope not.  Thank you.

Mr. Swinburne:

And then, just lastly, last quarter we were all freaking out about revenue being pushed out into the rest of the year.  I didn’t know, I think you guys had called out Latin America, maybe specifically Brazil.  Is that part of the acceleration in that region this quarter?

Mr. Roth:

Well, I think what we said was, some of it was timing, and I think what you’ve seen is the recovery in Brazil is exactly that.  We saw the timing give rise in the third quarter.  Again, it goes to the issue of we can’t particularly call out exactly what quarter a lot of this revenue is going to fall in.  But aside from the timing of that particular event, we’ve seen a very strong business environment in Brazil, and it’s reflected in the double-digit growth that you’ve seen.

Mr. Swinburne:

Great, thanks so much.

Mr. Roth:

Thank you.

Operator:

. . . our next request now is from David Bank of RBC Capital Markets. . . .

David Bank, RBC Capital Markets:

Thank you very much, good morning.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Good morning.

Mr. Bank:

Two questions.  The first is, we have seen a lot of headlines, some high-profile headlines in the first half of the year, on some of the losses that occurred.  But those, in theory, did open up some opportunities as you are conflicted pretty heavily by some of them.  Can you update us on how you see new business coming together?  Is there a timeframe?  Is there any color you can give us on how you’re filling the hole, in a sense, looking into 2012?

 And the second question is a little bit of a follow-up on the last one, which is, if you look at what drove the outperformance, can you talk about how much of it was about, maybe, stuff that was within your control, like increased scope of business, more business earned, as opposed to the actual client spend, stuff that you don’t so much control but certainly benefited from?  Thanks.

Mr. Roth:

Yeah, let me talk about headwinds.  It seems to be, unfortunately — I’ve always articulated that first of all, our strongest growth comes from our existing clients, okay?  And I think the positive results that you’re seeing is consistent with that because it’s hard to cycle through the client losses that we are cycling through both in 2011 and the cycling that we have headwinds in going into 2012.  And our biggest mantra here is, keep our existing clients happy and continue to grow within those clients, and, fortunately, that’s what we’ve been able to do.  So a good portion of our growth is coming from our existing client base.  And coming into 2011, we had some difficult headwinds that we were able to overcome.  And yes, we have some client losses that we have to cycle through in 2012, and that’s a headwind.  But our business units, in particular the ones who were, like Draftfcb, which has to cycle through that client loss, they’re very focused on replacing that business.  It’s not going to happen overnight, but they have a game plan.  They’ve been working on it.  You’re right, absolutely, that it opened up a category for them which previously they couldn’t approach because of the exclusivity.

But, more importantly, that category has opened up for all of our global brands.  And that category has some of the great multinational companies on a global footprint, and we’re already working those clients to see how we pick up revenue from that sector, if you will.  So I think it’ll take some time, but I’m confident that we’ll be able to overtake those headwinds, particularly at Draftfcb and the rest of our global clients and networks.

On the question of timing and things like that, in the “good old days” you could address timing and smoothing on revenue and expenses from the accounting point of view, and shame on us for missing by $26 million.  I’ll have to reiterate: it was only $26 million in the second quarter.  But it goes to show you that we really don’t have that type of control, and we don’t control the scope of work.  And the fact is, we have a scope of work that we work against and the timing of that — we don’t all of a sudden run out and have all of our people complete everything at the end of the third quarter so that we can meet target.  So what you’re really asking is, do we move a lot of our business from the fourth quarter into the third quarter to make sure we have this —

Mr. Bank:

No, Mike, I’m really not.  That really wasn’t the question.

Mr. Roth:

Okay.

Mr. Bank:

The question was more about, is it about client spend that’s somewhat unpredictable and maybe came in stronger, or is it that are you increasing your scope of business with clients?  Are there — are you winning more wallet share out of your clients?

Mr. Roth:

Yes, absolutely.  And that’s my point about if you take our top 20 clients, we see good organic growth from them.  And the answer to that, that has historically been a key portion of our organic growth.  And, yes, the wallet share and the area scope.  Project business by definition is one-offs, and it goes on top of our normal revenue stream.  And that’s why when we say project business is strong, that’s good for us.  And the way we get more money from our existing clients is exactly the key to our success, and that is we bring more of our expertise, we bring more of the integrated offering to the table, and hopefully we bring in some of our other disciplines throughout IPG into our existing clients.  That’s how our model is supposed to work.

Mr. Bank:

Thank you so much.

Mr. Roth:

Thank you.

Operator:

. . . our next request is from Bill Bird of Lazard. . . .

William Bird, Lazard Capital Markets:

I was wondering if you could just talk about your relative appetite for larger acquisitions, like billion-dollar-plus acquisitions.

Michael Roth, Chairman of the Board and Chief Executive Officer:

We constantly look at a lot of these transactions that are out there, particularly in the digital space.  We see the prices that are being asked, and it’s a time for us to reiterate our strategy on digital.  We don’t believe we had to go out and buy huge digital offerings.  We have premier — R/GA is growing dramatically on a global basis.  What we did with HUGE is a great example of our strategy and, that is, we bought a great company headquartered in Brooklyn and couple it with the Lowe footprint and the rest of IPG and their own expertise, they’re growing on a global basis, and we’re very competitive on a digital basis.  And we pick up strategic digital transactions as you saw we did in the third quarter.  So we don’t see any need for us to spend huge amounts of money to add to our digital portfolio.

If we were losing in the digital environment, whether it be our specialist digital agencies or our global networks like McCann, Draftfcb or Lowe, and if we were losing — obviously with the Worldgroup having MRM and I already referenced them in terms of being one of the largest global digital agencies — there’s no need for us to go out and spend that kind of money to bring in the expertise because we already have the expertise within the umbrella.

On the media side, which is a subtle way of your question, sure, there are markets where we would like to have a little bigger scale.  But there’s no need for us to go out and spend $1 billion for us to capture those markets.  So we’re going to grow those markets organically.  We’re going to add to our talent pool.  If we see strategic acquisitions in those markets, they’ll fit in within our global objective.  We’ve been spending about $150 million a year on acquisitions, and there’s no reason for us to ramp that up to $1 billion dollars.  It’s only if we were missing an expertise would we spend that kind of money right now.

Mr. Bird:

Thanks.  And on the buyback program, is it your intention to have buybacks mirror cash flow as you figure out how to deploy intra-year?

Mr. Roth:

Clearly, cash flow is a factor that goes into buybacks.  Remember, we had built up an excess cash position on our balance sheet as we were going through our turnaround period and, given the confidence level that management and the board has in our business offerings and the future of IPG, that certainly added to the fact that we implemented a dividend as well as the share buyback program.  But you have to keep sight of your cash flow before you go out and continue, particularly the share buyback.  The dividend, we believe — you don’t institute a dividend if you’re not highly confident that it will continue out into the out years.  So we will be very conscious of our cash flows, which continue to support the buyback program and the dividend that you see.

Mr. Bird:

And I may have missed it in your last response, and I apologize, but on new business, just wondering how new business opportunities look right now.

Mr. Roth:

Actually, there are announced global pitches that are out there.  McCann Worldgroup is in the finals of the Exxon pitch.  General Motors had some big media as well as a pitch going on right now which we’re participating in.  But absent those, we don’t see any big global pitches.  But on the other side, we are winning business.  I always comment about this.  Whenever we lose business, it’s always out in the papers.  When we win business from multinational clients, they like to keep it quiet.  So it just so happens when we win business, we can’t announce it.  When we lose business, it’s all over the papers.  So we’ve had some good client wins already, which are adding to our growth numbers, and we’re very pleased with it.  I’d rather win the business and not announce it than not have it.

Mr. Bird:

Thanks a lot.

Mr. Roth:

Thank you.

Operator:

. . . our next question now is from Peter Stabler, Wells Fargo. . . .

Peter Stabler, Wells Fargo Securities

Good morning, guys.  Congratulations on the quarter.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Peter.

Mr. Stabler:

Revisiting some of the Investor Day commentary, I think, Frank, that you gave — and thinking about 2012, I understand its visibility is poor; it’s cloudy;  you’re in the middle of discussions with clients about projected scope of work, etc.  But in your longer-term ramp towards competitive level margins, you kind of laid out a 30% incremental margin target or metrics, if you will.  And just thinking about 2012 and organic growth, I would say the Street’s probably looking at anywhere from 1% to 4%, somewhere in there.  What do you need on organic growth to get to that kind of incremental margin and, in a bear-case scenario, if the clouds darken and build a little bit more here and we’re looking at a poor year for 2012, can you still build margin?  Can you still step forward?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

On the Investor Day discussion, Peter, we used the growth rate of 4% to 5%, and we thought a 30% conversion rate on that was reasonable and we still think that based on where we are today.  If we see growth pulled back a bit and smaller, can we still have margin improvement?  I think we can, yes. We’ve got a number of initiatives around the company with respect to investment against tools and technology and back office consolidation and shared service.  So there’s a whole bunch of other things going on to drive operating efficiency, and I think we’re already seeing some of the benefits of that in our cost controls this year.

Mr. Roth:

If we enter a period as we did — and, I don’t believe we are of 2009 — it’s obviously difficult to expand margin in that environment.  But on a flat-to-slightly-positive organic growth for ’12, we should be able to expand margin.  It just won’t be expanding at the rate that we’ve expanded it, obviously, in 2011.  But I think flat-to-positive, we should be able to expand margin.

Mr. Stabler:

Great.  And a quick revisit to a prior question on the new business versus organic growth from existing clients.  I guess, just to rephrase, did you see anything in this quarter which disproportionately changed the contribution of those two buckets, or was it a normal, we have new business money come in and we have growth from existing clients?

Mr. Roth:

Yeah, I think it’s a combination of that.  And, frankly, the strength of our digital offerings is very powerful, and if you take MRM, you take HUGE, and you take R/GA, those three offerings are growing at very attractive rates.  And the fact that they’re global, I think, is adding to those results and, frankly, which is why it adds to our comfort level on the growth going into the out years.

Mr. Stabler:

Great, thanks very much, guys.

Mr. Mergenthaler:

You’re welcome.

Operator:

. . . our next request now from Tim Nollen, Macquarie. . . .

Tim Nollen, Macquarie:

Hi, thanks.  My questions have basically been answered, just two quick touch-ups, please.  My understanding coming into Q3 was you were still cycling against some cost build-up from last year.  I just want to clarify that that is more or less out of the system now, on a relative basis, when you started rebuilding costs last year.  And then, secondly, again on new business, obviously there’s at least one very high-profile loss.  I don’t know if you care to give a figure or trend on net new business in the quarter, but maybe another way to ask it would be is, would net new account wins in Q3 contribute to ongoing growth or, perhaps, withdraw from that?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, I’ll let Frank answer the question on the costs.  But we’re still net new business negative, and we still have headwinds going into 2012.  But there were obviously wins to offset the headwinds we had on those clients coming into the third quarter, and some of it were client-specific.  So if we had a headwind, for example, on Microsoft, which we did, the fact that Deutsch won business from Microsoft in terms of their Windows and their B2B business, that obviously offset some of the headwinds.  So that’s the kind of stuff that we’re talking about.  The one client at Draftfcb, that is discrete and that’s a headwind going into [2012], and we’re starting to build up revenue against that loss.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Tim, on the cost side, what we said was, we don’t expect to see the second half costs accelerate compared to the first half pace — the same pace we saw 2010.  But let’s remember that you have sequential revenue growth Q3 to Q4 that will require some incremental costs, but we don’t expect that cost to be at the same pace that we saw growth in the prior year.

Mr. Roth:

Yeah, let me clarify one other point.  For example, on General Motors, MRM continues to win digital business and scope on its projects with General Motors.  So on an IPG basis, we had a headwind from the loss of Chevy at Campbell Ewald, and yet MRM is growing General Motors.  So that accounts for, obviously, a good part of the makeup on that particular client.

Mr. Nollen:

Okay.  So after the losses that we all know about, the trend in replacing that is positive.  Correct?

Mr. Roth:

Yeah, it’s flat to positive, but obviously our goal is to turn positive.

Mr. Nollen:

Yeah, no, very clear, that makes sense.  Thanks.

Operator:

Our next request now is from James Dix of Wedbush. . . .

James Dix, Wedbush Securities:

Thanks very much.  Good morning, gentlemen.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Good morning.

Mr. Dix:

I’ll refrain from congratulating you on the quarter.  I’ll let the investors do that today.  I think they will.

Mr. Roth:

We could use the congratulations here and there, James.

Mr. Dix:

Two things, one on growth, which you guys have discussed a little bit before for 2012.  You’ve talked as of third quarter that you’re showing that your competitive levels in terms of your offering and ability to win in the market — that seems a little bit modest given today’s results — but obviously, you also have some headwinds which you’ve also talked about, some client losses.  So, looking forward, is it best for us, in terms of modeling, to think about whatever our industry growth assumption is and make some haircut to it for you, just given known headwinds, or do you think maybe you’re still positioned to grow in line with the industry, whatever that’s going to be next year?

And then second, just in terms of margins, now that it looks like 2011 seems to be more in hand in terms of hitting your targets, just thinking about the longer-term progression towards that 13% that you laid out in the Investor Day, if you could refresh or update in any way where you expect the bulk of that leverage to come from, roughly what proportions from leverage against salaries and then versus other things.  Thanks.

Mr. Roth:

Yeah, I’ll handle the headwinds issue; I’ll let Frank talk about the margins.  I think he already said we expect to convert the revenue at a 30% conversion, and that’s how we get to the 2013 target using the growth assumptions of 4% to 5%.  If I was modeling on a very conservative basis, I think your approach to industry norm minus headwinds would be a very conservative way to look at our numbers.  That said, I do believe that we’re very focused.  We’ve opened up a category here as a result of one of the big losses.  We’ve had new business wins, and we’ve had successes in growing organically.  So obviously, we wouldn’t view that as a good performance, okay.  And certainly when we outline our budgets and our goals for the year, I wouldn’t view that as a way — we wouldn’t walk away being satisfied with that performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

James, on the margin progression, I think given where we are through nine months, we still believe that the bridge we built you for Investor Day is still very accurate.  There’s some growth component to it, and I think most of the leverages have come out of base salaries.

Mr. Dix:

Okay.  So basically that slide in your presentation still pretty much still holds.

Mr. Mergenthaler:

It’s still good.

Mr. Dix:

Okay, all right.  Thanks very much.

Mr. Mergenthaler:

You’re welcome.

Mr. Roth:

Thank you.

Operator:

. . . our next request now from Craig Huber of Access 342. . . .

Craig Huber, Access 342:

Yes, good morning.  Most of my questions have been answered, but I was wondering if you’d give us a little better breakdown by industry group how you guys did here.  I’m particularly curious in the quarter how auto did.  And what were some of your weaker categories?  Thank you.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, auto is where we were clearly cycling through the loss at Campbell Ewald.  It was still positive, but it wasn’t at the double-digit growth that we saw in the second quarter.  That said, we do have some wins, particularly, as I outlined, at MRM, and the spend at some of our existing other auto clients.  So it was in the low-single digits in terms of auto.  Retail was particularly strong for us, as I said before, that being up well into the double digits.  Financial services is the same thing.  Health and personal care was high-single digits for us, as was food and beverage.

Mr. Huber:

What categories were weak in the quarter?

Mr. Roth:

Packaged goods was a little bit soft, and that reflected us transitioning through a particular client, as you know, and tech and telecom, which is a big sector for us, was in the low-single digits, and there we had a couple of small clients that we’re still cycling through.  But our big tech and telecom clients provided some growth to us.

Mr. Huber:

What is your general sense for 2012, the categories that you perhaps are most concerned about as you look out to the 12-month period?  Is it these same categories that were weak in the third quarter, or are they . . .?

Mr. Roth:

I think packaged goods is always the one that you get concerned about.  I think historically on a full-year basis, we see slow growth, but it’s consistent.  So I think that’s a reasonable assumption for packaged goods going forward.

Everyone’s always concerned about the auto sector given the cyclicality of that, and if we’re entering into a double dip, is there going to be a pull back there.  We haven’t seen any indications of that, and I think our offerings in the auto sector continue to be very strong.  Remember, in addition to General Motors, we do Volkswagen, Hyundai and Chrysler.  So those are — we have offset — Subaru if you will — so we have offsets to one particular company, and I think that bodes well for us.  And I think, again, in a difficult environment, financial services and retail always are a question, but so far we’ve been very pleased with the spend in those markets.

Mr. Huber:

And is your thought on auto in the fourth quarter, do you expect it to do better than you saw in the third quarter?

Mr. Roth:

Well, we continue to see a solid spend there, and I can’t comment, yet, with the fourth quarter still ongoing.

Mr. Huber:

Okay, thank you.

Mr. Roth:

Thank you, Craig.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Thanks, Craig.

. . . .

Michael Roth, Chairman of the Board and Chief Executive Officer:

Okay.  Well, I thank you all for your support, and, obviously, we’re quite pleased with this quarter and we look forward with you sharing our year-end results.  Thank you, again.

Operator:

Thank you, everyone, for your participation.  The conference has concluded. . . .

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

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Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.